UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported):

April 20, 2015

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(760) 727-1280

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 8.01.	Other Events.

On April 20, 2015, DJO Global, Inc. (“DJO” or the “Company”) issued a press release announcing that its indirect wholly owned subsidiary, DJO Finco Inc. (“Finco”), intends to offer, in a private offering subject to market and other conditions, $1,045 million aggregate principal amount of second lien notes due 2021 (the “Notes”). Finco is a newly-formed Delaware corporation and wholly owned subsidiary of DJO Finance LLC (“DJOFL”) that was created solely to act as the initial issuer of the Notes. Unless certain offering conditions, including the closing of our new senior secured credit facilities, are satisfied substantially concurrently with the closing of the offering, the gross proceeds from the offering will be funded into escrow.

Upon satisfaction of the conditions for escrow release, Finco will merge with and into DJOFL, with DJOFL as the surviving entity. DJOFL will assume by operation of law all of Finco’s obligations under the Notes and the related indenture. DJO Finance Corporation, a wholly owned subsidiary of DJOFL, will become a co-issuer of the Notes. The proceeds from the offering will be used, together with the borrowings under our new senior secured credit facilities and cash on hand, to (i) redeem DJOFL’s $330 million aggregate principal amount of 8.75% second priority senior secured notes due 2018, $440 million aggregate principal amount of 9.875% senior notes due 2018 and $300 million aggregate principal amount of 7.75% senior notes due 2018 (ii) repay amounts outstanding under our existing senior secured credit facilities, and (iii) pay all related fees and expenses.

If the conditions to the release of the funds from escrow are not satisfied on or prior to a special mandatory redemption date of May 21, 2015, the Notes will be subject to a special mandatory redemption at a redemption price of 100% of the initial issue price of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit

Exhibit 99.1	Press Release of DJO Global, Inc., dated April 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: April 20, 2015

DJO FINANCE LLC

By:	/s/ Donald M. Roberts
Name:	Donald M. Roberts
Title:	Executive Vice President, General Counsel and Secretary